Exhibit 99.1

NRI Real Estate Investment and Technology, Inc.

Announces 2023 First Quarter Financial Results and Delay in Certain Periodic Reports

CORAL GABLES, FL ‒ May 15, 2023 ‒ NRI Real Estate Investment and Technology, Inc., a Maryland corporation and formerly known as NRI Real Token, Inc. (the “Company”), today announced financial and operational results for the quarter ended March 31, 2023. The Company’s full financial results will be filed on a Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”).

Below are certain key business and operational highlights of the Company for the quarterly period ended March 31, 2023.

First Quarter 2023 Business and Operational Highlights

●	Total revenue was $11.3 million and $9.2 million for the first quarter 2023 and 2022, respectively.

●	As of March 31, 2023, multifamily rental component of property was 99.0% leased, with average rents of $4.47/sf. As of March 31, 2023, there was a waitlist of over 70 prospective residents. The Company will continue to seek to drive rents higher in line with the current market on new leases and renewals.

o	Rent growth on new residential leases signed in the first quarter 2023 averaged 9.7% as compared to expiring leases.

o	Rent growth on renewal residential leases signed in the first quarter 2023 averaged 16.7%.

●	Total Hotel revenue (inclusive of Food & Beverage and miscellaneous revenue) for the first quarter 2023 equaled $7.0 million for a Total Revenue per Available Room (“TRevPAR”) of $315.98, compared to $6.3 million and a TRevPAR of $285.72 for the first quarter 2022.

●	Hotel average occupancy for the first quarter 2023 was approximately 71.3% and Hotel Average Daily Rate (“ADR”) was $253.62 compared to 62.7% and $232.17 for the first quarter 2022.

●	Below is further monthly detail relating to ADR and occupancy on a monthly basis over the first quarter 2023:

o	January 2023:

▪	ADR:	$225.02

▪	Occupancy:	71.9%

o	February 2023:

▪	ADR:	$266.65

▪	Occupancy:	75.4%

o	March 2023:

▪	ADR:	$271.09

▪	Occupancy:	66.9%

●	The Hotel Management remains focused on driving ADR to better position the Hotel in the mid to upper end of market segment relative to our competitive property set.

●	Food & Beverage component within the Hotel generated $2.8 million in revenue for the first quarter 2023, compared to $3.1 million for the first quarter 2022.

●	Retail component highlights include:

o	The retail component is now approximately 86.0% leased, and we are currently in negotiations for the remaining approximately 3,800 SF of vacant space.

●	The project generated positive income from operations of $2.6 million and $2.2 million for the first quarter 2023 and 2022, respectively. Income from operations consists of total revenue less total operating expense plus depreciation expense. We continue to be negatively affected by significantly higher borrowing costs and increased property insurance expenses. Generating sufficient cash flow after debt service for distributions is dependent on the revenue components of the various elements of the project, including the continued ramp up of the hotel toward stabilized occupancy; retail rents commencing under the signed leases; and sustaining or exceeding the current revenues in our food and beverage and residential operations. Our credit agreements permit distributions once the Company surpasses a credit agreement defined 5.75% debt yield threshold, based on trailing revenues and expenses for the hotel, retail, and parking components. We exceeded the 5.75% debt yield threshold in the first quarter of 2023. Given our debt service costs, as well as operational constraints such as the delayed retail rent commencement dates, we currently expect to initiate distributions to investors in the second half of 2023. In addition, our credit agreements also provide for a rate reduction of .25% upon achieving a 6.75% debt yield threshold. The Company achieved that threshold in the first quarter of 2023, and the interest rate spread was reduced effective March 9, 2023.

The Company has not yet filed its Annual Report on Form 10-K for the year ended December 31, 2022 and anticipates it will not file the Form 10-Q for its first quarter by May 15, 2023. The delay in filing is the result of the additional time required for the Company’s auditors to prepare and complete the Company’s financial statements. The Company will file its Form 10-K and Form 10-Q as soon as possible.

About NRI Real Estate Investment and Technology, Inc.

NRI Real Estate Investment and Technology, Inc. is a Maryland corporation incorporated on June 2, 2021, for the initial purpose of owning, developing and managing THesis Miami, located at 1350 S Dixie Highway, Coral Gables, Florida 33146. THesis Miami, also referred to as the Property, includes a hotel, apartments, retail (restaurants and shopping) units and a parking garage. NRI Real Estate Investment and Technology, Inc. has elected to be taxed as a real estate investment trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, beginning with the taxable year ending December 31, 2022.

Cautionary Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and can be identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “should,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “seek,” “predict,” “potential,” “intend,” “plan,” “believe,” the negatives of such terms and other words of similar meaning. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include statements regarding the Company and its industry relating to matters such as anticipated future financial and operational performance, business prospects, expected distributions, and expectations regarding occupancy and rent.

The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include those risks described under the section entitled “Item 1A. Risk Factors” in the Company’s Form 10 filed with the SEC, as updated by any subsequent filings which the Company makes with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2022, to be filed as soon as possible. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company will not and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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